Red Mountain Resources, Inc. 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-186064) and Form S-3 (File Nos. 333-186076 and 333-188361) of Red Mountain Resources, Inc. (the “Company”) of our report dated September 13 , 2013 relating to our audit of the consolidated financial statements of the Company as of and for the fiscal years ended May 31, 2013 and 2012, which report appears in the Annual Report on Form 10-K of the Company for the fiscal year ended May 31, 2013.

/s/ Hein & Associates LLP
Dallas, Texas
September 13 , 2013